                                                                      EXHIBIT 12

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                            THREE MONTHS ENDED
                                                                                     FOR THE YEAR ENDED
                                                MARCH 31,                               DECEMBER 31,
                                           --------------------  ----------------------------------------------------------
                                             1995       1994        1994        1993        1992        1991        1990
                                           ---------  ---------  ----------  ----------  ----------  ----------  ----------
                                                                        (DOLLARS IN THOUSANDS)
Fixed Charges:
  Interest Expense.......................  $   7,201  $   6,876  $   27,945  $   30,333  $   38,893  $   46,703  $   40,178
  Capitalized Interest...................        175        360       1,042       1,224         543       1,703       2,470
  Preferred Dividends....................      3,112      3,126      12,475      12,551      12,618      12,691      12,746
                                           ---------  ---------  ----------  ----------  ----------  ----------  ----------
      Subtotal...........................     10,488     10,362      41,462      44,108      52,054      61,097      55,394
  Interest Component of Rental Expense...     18,073     14,043      62,304      57,585      55,773      58,052      54,016
                                           ---------  ---------  ----------  ----------  ----------  ----------  ----------
Fixed Charges (1)........................     28,561     24,405     103,766     101,693     107,827     119,149     109,410
  Less:
    Capitalized Interest.................        175        360       1,042       1,224         543       1,703       2,470
    Preferred Dividends..................      3,112      3,126      12,475      12,551      12,618      12,691      12,746
                                           ---------  ---------  ----------  ----------  ----------  ----------  ----------
      Net Fixed Charges..................  $  25,274  $  20,919  $   90,249  $   87,918  $   94,666  $  104,755  $   94,194
                                           ---------  ---------  ----------  ----------  ----------  ----------  ----------
                                           ---------  ---------  ----------  ----------  ----------  ----------  ----------
Earnings:
  Income (Loss) Before Taxes.............  $  44,751  $  28,758  $  111,920  $   91,441  $  (10,733) $  (43,337) $  (32,678)
  Add: Net Fixed Charges.................     25,274     20,919      90,249      87,918      94,666     104,755  $   94,194
                                           ---------  ---------  ----------  ----------  ----------  ----------  ----------
      Total Earnings.....................  $  70,025  $  49,677  $  202,169  $  179,359  $   83,933  $   61,418  $   61,516
                                           ---------  ---------  ----------  ----------  ----------  ----------  ----------
                                           ---------  ---------  ----------  ----------  ----------  ----------  ----------
Ratio of Earnings to Fixed Charges:
    Total Earnings.......................  $  70,025  $  49,677  $  202,169  $  179,359  $   83,933  $   61,418  $   61,516
    Fixed Charges........................     28,561     24,405     103,766     101,693     107,827     119,149     109,410
    Ratio................................    2.5x       2.0x        1.9x        1.8x      0.8x(2)     0.5x(2)     0.6x(2)

- ------------------------
(1) Fixed Charges represents interest on capital leases and short-term and long-term debt, capitalized interest, dividends on shares of the Series B Cumulative Convertible Preferred Stock used to pay debt service on notes issued by the Company's Thrift and Stock Plan and the applicable portion of the consolidated rent expense which approximates the interest portion of lease payments.

(2) Earnings were inadequate to cover fixed charges for the periods shown; the deficiency was $23.9 million, $57.7 million and $47.9 million for the years ended December 31, 1992, 1991 and 1990, respectively.
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